EXHIBIT 10.15

LOAN AGREEMENT

Dated  November 14, 2006

BETWEEN

XINGANG SHIPPING LTD

- the Borrower -

DIANA TRADING LTD

EUROSEAS LTD

- the Corporate Guarantors -

- and -

HSBC BANK PLC

- the Bank -

LOAN AGREEMENT

Dated  November 14, 2006

BETWEEN

1. XINGANG SHIPPING LTD, a company incorporated under the laws of the Republic of Liberia, whose registered office is at 80 Broad Street, Monrovia, Liberia (the "Borrower")
2. DIANA TRADING LTD
3. EUROSEAS LTD
both companies incorporated under the laws of the Republic of the Marshall Islands, whose registered offices are at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (together called "the Corporate Guarantors" and independently "the Corporate Guarantor")

and

HSBC BANK PLC, a company incorporated under the laws of England, having its registered office at 8, Canada Square, London E14 5HQ, acting for the purposes of this Agreement through its branch at 93 Akti Miaouli, Piraeus, Greece (the "Bank").

1.	PURPOSE AND DEFINITIONS

1.01 This Agreement sets out the terms and conditions upon which HSBC BANK PLC will make available to the Borrower a loan up to U.S. Dollars twenty million (U.S. $ 20.000.000) for a period of seven (7) years from the Drawdown Date of the facility, for the purpose of financing part of the acquisition cost of the vessel "YM XINGANG I" which flies the flag of Liberia because of her registration in the Liberian Bareboat Registry and is also registered in the Hamburg Registry of Ships in Germany, which upon delivery to the Borrower will be registered in its ownership under Liberian flag in the same name.

1.02	In this Agreement, unless the context otherwise requires:

"Accounts Pledge(s)" means the declaration of pledge containing, inter alia, a charge in respect of the Retention Account to be executed by the holder of such account in favour of the Bank in such form as the Bank shall require as the same may from time to time be supplemented and/or amended.

"Agreed Rate" means a rate agreed between the Bank and the Borrower on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.01.

"Assignment(s)" means the deed(s) of assignment of Insurances, Earnings and Requisition Compensation of the Vessels in favour of the Bank.

"Bank" means HSBC BANK PLC acting through its branch at 93 Akti Miaouli, Piraeus, Greece, and includes its successors and assignees.

"Banking Day" means a day on which, in each country or place in or at which any act is required to be done under this Agreement, banks and the relevant foreign exchange markets are open for the transaction of business of the nature concerned.

"Commitment" means the total sum of U.S. $ 20.000.000 to be made available by the Bank to the Borrower in one advance, in accordance with Clause 2, subject to the terms and conditions of this Agreement.

"Corporate Guarantee(s)" means the irrevocable and unconditional guarantees of the Corporate Guarantors in favour of the Bank contained in Clause 15 hereof.

"Corporate Obligors" means the Borrower and the Corporate Guarantors.

"Dollars" and "$" means the lawful currency of the United States of America.

"Drawdown Date" means the date on which the Loan is advanced to the Borrower hereunder pursuant to Clause 2.

"Drawdown Notice" means a notice substantially in the terms of Schedule 1.

"Drawdown Period" means the period from the date of this Agreement and ending at 11.00 a.m. (London time) on 15th December  2006 or, if earlier, (i) the date on which the Loan is advanced by the Bank to the Borrower, or (ii) the date on which the obligation of the Bank to make the Commitment available is terminated or ceases according to Clauses 10.02 or 12.

"Earnings" in relation to the Vessels, means all hires, freights, pool income and other sums payable to or for the account of the Owner in respect of these Vessels including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach or termination of any contract for the operation, employment or use of these Vessels.

"Earnings Account" means a bank account to be opened with the Bank in the name of the Borrower or other person nominated by the Borrower and designated "EARNINGS ACCOUNT" or with such other designation as the Bank shall approve or require, to which (inter alia) all Earnings of the Vessels are to be paid.

 "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, or other encumbrance securing any obligation of any person.

"Environmental Affiliate" means an agent, employee, independent contractor, sub-contractor or other person in a contractual relationship with the Corporate Obligors relating to the Vessels or their carriage of cargo or their operation whose acts or omissions would have a Material Adverse Effect.

"Environmental Approvals" means any permit, licence, approval ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

"Environmental Claim" means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Laws or Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any Release of Materials of Environmental Concern.

"Environmental Laws" means all local, state, provincial, national and international laws, regulations, treaties and conventions (including any amendments and/or protocols thereto) for the time being in force pertaining to the pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and all or any part of national and international waters (howsoever called), including laws, regulations, treaties and conventions (including any amendments and/or protocols thereto) for the time being in force relating to the Release (or threatened release) of Materials of Environmental Concern.

"Event of Default" means any of the events or circumstances described in Clause 10.01.

"Final Maturity Date" means the date falling seven (7) years after the Drawdown Date of the Loan.

"Guarantee(s)" means the Corporate Guarantees incorporated in Clause 15 of this Agreement and the Personal Guarantee and in the singular means any of them.

"Guarantor(s)" means any or all of the Corporate Guarantors and the Personal Guarantor.

"Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent.

"Interest Payment Date" means the last day of an Interest Period and, in respect of any Interest Period of more than three (3) months duration, the day falling at successive three (3) monthly intervals after the commencement of such Interest Period.

"Interest Period" means each period for the calculation of interest in respect of the Loan ascertained in accordance with Clauses 3.02 and 3.03.

"Law" means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, including the ISM CODE, or any order or decree of any government, judicial or public or other body or authority.

"LIBOR" means, in relation to a particular period and a particular amount, the rate per cent per annum at which the Bank is able in accordance with its normal practices to acquire dollar deposits in amounts comparable with this amount for that period in the London Interbank Eurocurrency Market at or about 11.00 a.m. (London time) on the second Banking Day before the beginning of that period.

"Loan" means the aggregate principal amount owing to the Bank under this Agreement at any relevant time.

"Manager" means the company EUROBULK LTD.

"Margin" means zero point nine hundred thirty five per cent (0.935%) per annum which shall be reduced to zero point nine per cent (0.9%) per annum if the Borrower effects the prepayment of U.S. $ 7.000.000 within the first year following the Drawdown Date.

"Material Adverse Effect" means a material adverse effect on the Corporate Obligors’ ability to meet their obligations to the Bank under this Agreement and the other Security Documents.

"Material of Environmental Concern" means and includes all pollutants, contaminants, toxic substances, oil and hazardous substances as may be defined in any applicable local, state, provincial, national and international laws, regulations, treaties and conventions (including any amendments and/or protocols thereto) for the time being in force.

"Month" or "Months" means a period of the required number of calendar months but ending, subject to the exceptions below, on the day numerically corresponding to the day of the calendar month on which it started and "monthly" shall be construed accordingly. The exceptions are that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in the relevant calendar month, and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day.

"Mortgage(s)" means the First Preferred Liberian Mortgage on the Vessel "YM XINGANG I" and the Third Preferred Marshall Islands’ Mortgage on the Vessel "IRINI" and in singular means either of them.

"Obligors" means the Corporate Obligors and the Personal Guarantor.

"Owner(s)" means the owner (whether Borrower or Guarantor) of the Vessels as specified in the definition of Vessel(s).

"Permitted Encumbrance" means any encumbrance created pursuant to the Security Documents or permitted to exist pursuant to the terms of this Agreement or the Security Documents.

"Personal Guarantee" means the irrevocable and unconditional guarantee to be executed by the Personal Guarantor in favour of the Bank in form and substance satisfactory to the Bank.

"Personal Guarantor" means the person nominated by the Borrower and accepted by the Bank who will execute the Personal Guarantee.

"Release" means an emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of any Material of Environmental Concern for which the Obligors have any liability under Environmental Law, except in accordance with a valid Environmental Approval.

"Repayment Dates" means each of the dates specified in Clause 4.01 on which the Repayment Installments shall be payable by the Borrower to the Bank.

"Repayment Instalment" means each instalment of the Loan which becomes due for repayment by the Borrower to the Bank on a Repayment Date pursuant to Clause 4.01.

"Requisition Compensation" in relation to a Vessel, means all compensation or other money which may from time to time be payable to the Owner as result of that Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Retention Account" means a bank account to be opened in the joint names of the Borrower and the first Corporate Guarantor with the Bank and designated "  and others - Retention Account".

"Security Documents" means this Agreement, the ISDA Master Agreement, the Guarantees, the Mortgages, the Assignments, the Specific Assignment and any such other documents as may have been or shall hereafter be executed to secure all, or any of the sums of money from time to time owing (whether the same shall be due and payable or not) by the Borrower hereunder.

"Taxes" means all levies, imposts, duties, fees or charges deductions and withholdings (including any related interest and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of the Bank, and "Tax" and "Taxation" shall be interpreted accordingly.

"Total Loss" in relation to a Vessel means (a) an actual, constructive, arranged, agreed or compromised total loss of that Vessel or (b) the requisition for title or compulsory acquisition of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire) or (c) capture, seizure, arrest, detention or confiscation of that Vessel by any government or by any person acting or purporting to act on behalf of any government, unless that Vessel is released within sixty (60) days thereafter.

"Vessel" means m/v "YM XINGANG I" to be owned by the Borrower and registered under Liberian flag and m/v "IRINI" owned by the first Corporate Guarantor and "the Vessel" means either of them.

1.03 Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement. In this Agreement, unless the context otherwise requires, references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement; references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as amended with the agreement of the relevant parties and the prior written consent of the Bank and in force at any relevant time; words importing the plural shall include the singular and vice-versa and references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof.

2. THE LOAN

2.01 The Bank, relying upon each of the representations and warranties in Clause 7 agrees to lend to the Borrower upon and subject to the terms of this Agreement, the principal sum of up to U.S. $ 20.000.000.

2.02 Subject to the terms and conditions of this Agreement, the Loan shall be advanced in full to the Borrower by the Bank upon receipt by the Bank from the Borrower of a Drawdown Notice not later than 12.00 noon (Greek time) on the third Banking Day before the proposed Drawdown Date of the Loan.

2.03 (a) The Loan shall not be advanced on any day which is not a Banking Day or after the end of the Drawdown Period.

(b) A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in Clause 12, be irrevocable.

2.04 Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 9, on the relevant date make the amount of the Commitment available to the Borrower.

2.05 If the Loan is not drawn down by the end of the Drawdown Period, the Commitment shall be automatically cancelled.

3. INTEREST AND INTEREST PERIODS

3.01 The Borrower shall pay interest on the Loan or (as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin and (ii) LIBOR, unless there is an Agreed Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin and (ii) the Agreed Rate.

3.02 The Borrower may by notice received by the Bank not later than 12.00 noon (Greek time) on the second Banking Day before the beginning of each Interest Period specify whether that Interest Period shall have a duration of 1, 2, 3, 6, 9 or 12 months or any other Period which the Bank may agree.

3.03 Every Interest Period shall be subject to market availability to be conclusively determined by the Bank of the duration specified by the Borrower pursuant to Clause 3.02 but so that:

(a) the initial Interest Period shall end on the date falling 1, 2, 3, 6, 9 or 12 (as specified by the Borrower pursuant to Clause 3.02) months after the Drawdown Date.

(b) each subsequent Interest Period in respect of the Loan will commence forthwith upon the expiry of the previous Interest Period relative thereto.

(c) if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, that Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date, the Loan shall be divided into two parts, one in the amount of the repayment instalment falling due on such Repayment Date and having a separate Interest Period expiring on the relevant Repayment Date and the other in the amount of the balance of the Loan having an Interest Period ascertained in accordance with Clause 3.02 and the other provisions of this Clause 3.03; and

(d) if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.02 and 3.03, that Interest Period shall have a duration of 3 months or other period complying with this Clause 3.03.

3.04 If the Borrower fails to pay any sum on its due date for payment under this Agreement, the Borrower shall pay interest on such sum on demand from that date up to the date of actual payment (as well after as before judgment) and compounded at the end of each of the periods determined by the Bank under this Clause 3.04. Such interest shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the LIBOR for such period not exceeding 3 months as the Bank may determine from time to time in amounts comparable with the sum not paid. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due.

If, for the reasons specified in Clause 12.03, the Bank is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.04, interest shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and costs of funds to the Bank as conclusively determined by the Bank, save for manifest error.

3.05 The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3.

3.06 All payments of interest in respect of the Loan shall be made in U.S. Dollars. All interest and other payments of an annual nature under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year. The certificate of the Bank as to any rate of interest or any rate of exchange determined by it pursuant to this Agreement shall be conclusive in the absence of manifest error.

4. REPAYMENTS AND PREPAYMENTS

4.01 The Borrower shall repay the Loan by twenty eight (28) consecutive, quarterly Repayment Instalments, the first eight (8) of an amount of U.S. Dollars one million ($ 1.000.000) each, the next four (4) of an amount of U.S. Dollars seven hundred fifty thousand ($ 750.000) each and the remaining sixteen (16) of an amount of U.S. Dollars two hundred fifty thousand ($ 250.000) each, to be repaid on each of the Repayment Dates so that the first be repaid three (3) months after the Drawdown Date and each of the subsequent ones consecutively on each of the dates falling three (3) months after the immediately preceding Repayment Date, and (ii) one (1) Balloon Instalment equal to U.S. Dollars five million ($ 5.000.000) which shall be repaid together with the last Repayment Instalment, provided that (a) if the last Repayment Instalment would otherwise fall after the Final Maturity Date, the final Repayment Instalment shall be the Final Maturity Date and (b) there shall be no Repayment Dates after the Final Maturity Date. In the event that the Commitment is not drawn in full, the Loan shall be repaid in such proportionate lesser amounts as shall suffice to repay the Loan over the same period.

4.02 The Borrower shall have the right, upon giving the Bank not less than ten (10) Banking Days' notice in writing to prepay without penalty part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:

(a) The giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;

(b) Such prepayment may take place only on the last day of an Interest Period relating to the whole of the Loan provided, however, that if the Borrower shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not to do so) the Borrower will pay in addition to the amount to be prepaid, any such sum as may be payable to the Bank pursuant to Clause 11.01;

(c) Each partial prepayment shall be equal to U.S. Dollars two hundred fifty thousand ($ 250.000) or a multiple thereof or the balance of the Loan;

(d) Any prepayment of less than the whole of the Loan will be applied towards Repayment Instalments in inverse order of their due dates of payment;

(e) Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;

(f) No amount prepaid may be re-borrowed; and

(g) The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

The Borrower shall have the option to effect a U.S. Dollars seven million ($ 7.000.000) prepayment during the first year following the Drawdown Date. In such case, the remaining Repayment Instalments due in the first three (3) years may be reduced by a maximum of 35% each, with the balance of the prepayment amount to be set-off against the Balloon Instalment.

4.03 Unless the Bank agrees to accept substitute security in form and substance satisfactory to the Bank, the Borrower shall, within one hundred and twenty (120) days of either of the Vessels becoming a Total Loss, prepay the Loan together with accrued interest to the date of prepayment and all other sums payable by the Borrower to the Bank pursuant to this Agreement and the other Security Documents (and if any portion of the Commitment has not been drawn yet, the Commitment shall be reduced to zero), provided that:

(a) an actual total loss of a Vessel shall be deemed to have occurred at the actual date and time such Vessel was lost but, in the event of the date of the loss being unknown, then the actual total loss shall be deemed to have occurred on the date on which such Vessel was last reported.

(b) a constructive total loss shall be deemed to have occurred at the date and time notice of abandonment of a Vessel is given to the insurers of such Vessel for the time being. If the insurers of the Vessel will not admit the claim for total loss, the Borrower shall prepay the Loan within 180 days from the time of notice of abandonment is given to the insurers.

(c) a compromised or arranged total loss shall be deemed to have occurred on the date on which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of a Vessel.

(d) requisition for title or other compulsory acquisition of a Vessel shall be deemed to have occurred on the date upon which the relevant requisition for title or other compulsory acquisition occurs.

(e) capture, seizure, detention, arrest or confiscation of a Vessel by any government or by any person acting or purporting to act on behalf of any government, which deprives the owner of the relevant vessel of the use of the Vessel for more than ninety (90) days shall be deemed to occur upon the expiry of the period of ninety (90) days after the date upon which the relevant capture, seizure, detention, arrest or confiscation occurred.

4.04 If subject to the provisions of Clause 8.02 (viii) any of the Vessels is sold, the Borrower shall prepay to the Bank the Loan together with the accrued interest.

5. FEES AND EXPENSES

The Obligors shall pay to the Bank on demand all expenses (including legal, printing and out-of-pocket expenses) inclusive of Value Added Tax if any, incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement and the Security Documents and of any amendment or extension thereof and all reasonable expenses (including legal and out-of-pocket expenses) inclusive of Value Added Tax if any, incurred by the Bank in contemplation of or otherwise in connection with the enforcement of, or preservation of any rights under, any of this Agreement and the Security Documents, or otherwise in respect of the monies owing under any of this Agreement and the Security Documents.

6. PAYMENTS AND ACCOUNTS

6.01 All payments to be made by the Obligors under or in respect of any Security Document shall be made in full in the currency in which the same is due, without any set-off or counterclaim whatsoever and, subject as provided in Clause 6.03, free and clear of any deductions or withholdings, by not later than 10.00 a.m. (local time in the place of payment) on the due date in immediately available funds to the account of the Bank at HSBC BANK U.S.A. New York (Account Number 000-04779-1) or at such other bank in such other place as the Bank may have notified to the Borrower. All interest and any other payments hereunder of an annual nature shall accrue from day to day and be calculated on the basis of 360 day year.

6.02 When any payment would otherwise be due under this Agreement on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.03 If at any time any applicable law, regulation or regulatory requirement or any governmental authority, monetary agency or central bank requires the Obligors to make any deduction or withholding in respect of Taxes from any payment due under this Agreement, the sum due from the Obligors in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Obligors shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Obligors to make any such deduction or withholding. The Obligors shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.04 If it shall at any time become unlawful in any jurisdiction or impossible for the Obligors to make payment of any sum hereunder to the accounts referred to in Clause 6.01 or in the currency in which such sum is due (the "Currency of Obligation") the Obligors may agree with the Bank alternative arrangements for payment of such sum in the Currency of Obligation or in another freely transferable and convertible currency. If it shall be agreed that payment may be made in a currency other than the Currency of Obligation such payment shall only satisfy the obligations of the Obligors to the Bank hereunder to the extent of the amount in the Currency of Obligation which can be purchased with the sum so paid at the spot buying rate of the Bank in the London Foreign Exchange market for the Currency of Obligation with the currency in which payment was made, and the Obligors shall be liable to pay to the Bank the balance of the sum in the Currency of Obligation which the Bank would have received if payment had been made in accordance with the other provisions of this Agreement.

6.05 All sums advanced by the Bank to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Bank in the name of the Borrower. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one accounts, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in the mortgage.

7. REPRESENTATIONS AND WARRANTIES

7.01 Each of the Obligors hereby represents and warrants to the Bank as at the date hereof that:

(a) each Corporate Obligor is duly incorporated and validly existing in good standing under the laws of its country of incorporation as a limited liability company, has power to carry on its business as it is now being conducted and to own its property and other assets;

(b) each Corporate Obligor has power to execute, deliver and perform its obligations under this Agreement and the other Security Documents; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowings hereunder;

(c) this Agreement constitutes and the Security Documents as and when they are respectively executed by the Obligors will constitute valid and legally binding obligations of the Obligors;

(d) the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, this Agreement and the Security Documents by the Obligors will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Obligors are subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Obligors are parties or are subject or by which they or any of their property is bound except for the loans of the first Corporate Guarantor dated 16th October 2002 and 9th May 2005, (iii) contravene or conflict with any provision of the Corporate Obligors’ By-Laws or (iv) result in the creation or imposition of or oblige the Obligors to create any encumbrance (other than a Permitted Encumbrance) on any of the Obligors' assets, rights or revenues;

(e) no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Corporate Obligors, threatened against the Obligors which would have a material adverse effect on the business, assets or financial condition of the Obligors;

(f) the accounts and the financial statements of the Obligors which have been delivered to the Bank prior to the signing of this Agreement are true and accurate in every material respect and represent fairly the financial condition of each of them as at the date such accounts and financial statements were prepared and since that date there has been no material adverse change in such financial condition, and

(g) no event or circumstance which constitutes or which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.

7.02 The Obligors further represent and warrant to the Bank that:

(a) every consent, authorisation, licence or approval of or registration with or declaration to governmental or public bodies or authorities or courts required by the Obligors to authorise, or required by the Obligors in connection with, the execution, delivery, validity or enforceability of this Agreement and each of the Security Documents or the performance by the Obligors of their obligations hereunder or thereunder has been obtained or made;

(b) the obligations of the Obligors under this Agreement are direct, general and unconditional obligations of the Obligors and rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of the Obligors (with the exemption of such obligations as are mandatorily preferred by law and not by contract);

(c) the Obligors are not (nor with the giving of notice or lapse of time or both) in breach of or in default under any agreement relating to Indebtedness to which they are parties or by which they may be bound;

(d) the information, exhibits and reports furnished by the Obligors to the Bank in connection with the negotiation and preparation of this Agreement and each of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts contained therein; there are no other facts the omission of which would make any fact or statement therein misleading in any material respect;

(e) no Taxes are imposed by withholding or otherwise on any payment to be made by the Obligors under this Agreement or are imposed on or by virtue of the execution or delivery by the Obligors of this Agreement or any document or instrument to be executed or delivered hereunder;

(f) the choice by the Obligors of English law to govern this Agreement and the submission by the Obligors to the non-exclusive jurisdiction of the courts of England are valid and binding;

(g) it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be filed, recorded, registered or enrolled in any court, public office or elsewhere in England or Greece. This Agreement is in proper form for its enforcement in the courts of England or Greece.

7.03 The representations and warranties in Clause 7 shall be deemed to be repeated by the Obligors on and as of the date of the Drawdown Notice, and of each Interest Payment Date as if made with reference to the facts and circumstances existing at such date.

8. UNDERTAKINGS

8.01 Each of the Obligors undertakes with the Bank that, from the date of this Agreement and so long as any monies are owing under this Agreement, it will:

(a) promptly inform the Bank of any occurrence of which it becomes aware which might materially adversely affect its ability to perform its obligations under this Agreement and/or any of the Security Documents and, without limiting the generality of the foregoing, will inform the Bank of any Event of Default or any event which with the giving of notice or lapse of time or both would constitute an Event of Default forthwith upon becoming aware thereof;

(b) without prejudice to Clause 7.02 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under this Agreement and each of the Security Documents;

(c) use the Loan exclusively for the purpose specified in Clause 1.01;

(d) ensure that its obligations under this Agreement shall, subject to the operation of Clause 8.02, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated obligations (including contingent obligations);

(e) cause to be prepared in each financial year, financial statements in a form consistent with generally accepted accounting principles and practices in Greece consistently applied;

(f) send to the Bank as many copies as the Bank may reasonably require of the annual balance sheets and income statements and every balance sheet, profit and loss account, report, notice or like document issued by it to its shareholders within 150 days of the close of its fiscal year;

(g) provide the Bank with such financial information concerning the Obligors and related companies and their affairs, commitments and operations, as the Bank may from time to time reasonably require;

(h) duly and punctually perform each of its obligations under the Security Documents.

8.02 Each of the Obligors undertakes with the Bank that, from the date of this Agreement and so long as any monies are owing under this Agreement, it will not, without the prior written consent (such consent not to be unreasonably withheld) of the Bank permit:

(i) any encumbrance other than Permitted Encumbrances by the Obligors to subsist, arise or be created or extended to secure any present or future Indebtedness of the Obligors or any other person;

(ii) any Indebtedness of the Obligors to be guaranteed or otherwise assured against financial loss by any person other than the Obligors;

(iii) the Indebtedness of the Obligors to be subordinated in priority of payment to any other present or future Indebtedness of the Obligors;

(iv) to conduct any business or activity other than the ownership, chartering, operation and management of vessels;

(v) the Obligors to declare or pay any dividend or make any other distribution of their assets or profits to any stockholder;

(vi) to incur or agree to incur any Indebtedness or material liability (whether by way of loan, credit facilities or otherwise) nor make any commitments other than those occurring in the ordinary course of the trading of the Vessel;

(vii) to issue or agree to issue any guarantee in favour of any persons or legal entities other than in connection with the ordinary trading and operation of the Vessel;

(viii) to sell, assign, transfer or otherwise dispose of or abandon the Vessel.

8.03 The Obligors undertake that none of the documents defining their constitution shall be altered in any manner whatsoever and will not change their beneficial ownership and control from that advised to the Bank or the nature, organisation and conduct of their business as Owners of the Vessel(s) or as manager of the Vessels, as the case may be and will not change the Manager of the Vessels or substantially change the terms and conditions of the management of the Vessels (including the management fees) without prior consultation with the Bank and then only if such terms and conditions as the Bank shall approve in writing, such approval not to be unreasonably withheld.

8.04 The Obligors will not operate, or permit the operation of the Vessels in any manner (i) which would violate the laws of the flag of the Vessels, the laws of the owning company or the laws of the nationality of the officers and crew of the Vessels or any other applicable jurisdiction, or (ii) which would render the Loan or the Bank's security in the Vessels, its insurances and earnings illegal under the laws of any applicable jurisdiction.

8.05 The Obligors undertake that:

(i) if at any time the market value of the Vessels (as determined in accordance with sub-clause (ii) below) together with the value of any additional security for the Loan constituted pursuant to the provisions of this Clause 8.05 all as certified by the Bank (whose certificate in that respect shall be binding upon the Obligors) such sum as so certified by the Bank being for the purposes of this Clause 8.05 referred to as "the Security Value" shall be less than one hundred and twenty five per cent (125%) of the outstanding amount of the loan (such 125% of outstanding amount of the loan being for the purposes of this Clause 8.05 referred to as "the Specified Amount") then the Obligors shall either:

(1) prepay within sixty days of the date of receipt by the Borrower of the Bank's said certificate, or on the next Interest Payment Date if the same shall occur within such sixty day period, such sum in Dollars as is equal to the amount by which the Specified Amount exceeds the Security Value, and in the event that any such prepayment of part of the Loan shall be made otherwise than on the expiry of an Interest Period in respect of the Loan, the Borrower shall be obliged forthwith to pay to the Bank such amount (if any) that shall be determined by the Bank to be necessary to compensate the Bank for any loss (including loss of profits) incurred by it in liquidating or re-employing fixed deposits from third parties acquired to effect or maintain the Loan or any part thereof until the expiry of the then current Interest Periods in respect of the Loan. Any prepayment made pursuant to this Clause 8.05(i)(1) shall be applied in reducing the remaining repayment instalments as provided in Clause 4.01;

(2) within 21 days of the date of receipt by the Borrower of the Bank's said certificate constitute to the satisfaction of the Bank such additional security for the Loan, as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such additional security shall be constituted which when added to the Security Value so certified by the Bank shall not be less than the Specified Amount. Such additional security shall be constituted by:

(a) Pledged cash deposits in favour of the Bank in an amount equal to such shortfall with the Bank and in an account and manner to be determined by the Bank, and/or

(b) any other security acceptable to the Bank to be provided in a manner determined by the Bank.

(ii) The said market value of the Vessels shall be determined for the purposes of sub-clause (i) above and when the Bank shall require, by two shipbrokers appointed by the Bank who shall value the Vessels on the basis of a sale between a willing buyer and a willing seller free of any charter. The average of the two valuations of such Shipbrokers shall constitute the market value of the Vessels for the purposes of sub-clause (i) above and shall be binding upon the parties hereto.

(iii) All reasonable costs in connection with the Bank obtaining any valuation of the Vessels referred to in sub-clause (ii) above and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to sub-clause (i) (2) above (including without prejudice to the generality of the foregoing costs of the shipbrokers appointed to value the Vessels) shall be borne by the Borrower.

8.06 The Corporate Obligors shall establish with the Bank the Earnings Account of the Vessels. All payments related to the operation of the Vessels shall be made through this account.

8.07 The Obligors shall permit any surveyors or other persons appointed by the Bank to board the Vessels at all reasonable times for the purpose of inspecting the condition of the Vessels or for the purpose of satisfying themselves in regard to proposed or executed repairs recommended by the Vessels' Classification Society and to afford all proper facilities for such inspection. The Obligors shall pay the costs and expenses of the Bank and its surveyors for one yearly inspection, if made.

8.08 The Obligors undertake that, in respect of the Vessel "YM XINGANG I" from the date of its delivery to the Borrower and in respect of the Vessel "IRINI" from the date of this Agreement and as long as any money is due and/or outstanding under this Agreement or any other Security Documents, the Obligors shall:

(a) at all times comply and be responsible for compliance by themselves and the Vessels and the Manager, with the ISM Code;

(b) at all times ensure that:

(i) the Vessels have a valid Safety Management Certificate,

(ii) the Vessels are subject to a safety management system which complies with the ISM Code; and

(iii) the Manager of the Vessels has a valid Document of Compliance

(c) promptly notify the Bank of any actual or threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

(d) promptly notify the Bank of the identity of the person ashore designated for the purpose of paragraph 4 of the ISM Code and of any change in the identity of that person; and

(e) promptly upon becoming aware of the same, notify the Bank of the occurrence of any accident or major non-conformity requiring action under the ISM Code.

8.09 (a) The Obligors undertake that, in respect of the Vessel "YM XINGANG I" from the date of its delivery to the Borrower and in respect of the Vessel "IRINI" from the date of this Agreement and as long as any money is due and/or outstanding under this Agreement or any other Security Document:

(i) the Obligors and (to the best of the Obligors’ knowledge) their Environmental Affiliates will comply with the provisions of applicable Environmental Laws, except where non-compliance will not have a Material Adverse Effect;

(ii) the Obligors and (to the best of the Obligors’ knowledge) their Environmental Affiliates will obtain all requisite Environmental Approvals and will comply with such Environmental Approvals, except where the failure to obtain or comply with any such Environmental Approvals will not have a Material Adverse Effect;

(iii) neither the Obligors nor (to the best of the Obligors’ knowledge) any of their Environmental Affiliates will have received notice of any Environmental Claim which alleges that the Obligors are not in compliance with applicable Environmental Laws or Environmental Approvals, where such non-compliance will have a Material Adverse Effect;

(iv) there will be no Environmental Claim pending or, to the best of the Obligors’ knowledge, threatened which will have a Material Adverse Effect; and

(v) to the best of the Obligors’ knowledge, there will be no Release of Material of Environmental Concern except where such event will not have a Material Adverse Effect.

(b) The Obligors covenant with the Bank that, in respect of the Vessel "YM XINGANG I" from the date of its delivery to the Borrower and in respect of the Vessel "IRINI" from the date of this Agreement and as long as any money is due and/or outstanding under this Agreement or any other Security Document:

(i) they shall not trade within any area if the Obligors cannot or do not comply with all Environmental Laws applicable in that area, and that they shall require that none of their Environmental Affiliates trade within any area if the Environmental Affiliate cannot or does not comply with all Environmental Laws applicable in that area which relate to the Vessel or its operation or its carriage of cargo, except where such non compliance would not have a Material Adverse Effect;

(ii) they shall, upon the request of the Bank, conduct and complete all reasonably necessary investigations, studies, sampling, audits and testings required in connection with any known (or threatened) Release of Materials of Environmental Concern which would have a Material Adverse Effect; and

(iii) they shall, promptly upon the occurrence of any of the following events, provide to the Bank a certificate of an officer of the Obligors or of the Obligors’ agents specifying in detail the nature of such event and the proposed response of the Obligors or Environmental Affiliate concerned:

(A) the receipt by the Obligors or any Environmental Affiliate (where the Obligors have knowledge of such receipt) of any Environmental Claim which would have a Material Adverse Effect; or

(B) any (or any threatened) Release of Materials of Environmental Concern which would have a Material Adverse Effect,

and upon the written request by the Bank, the Obligors shall submit to the Bank at reasonable intervals a report updating the status of any occurrence of an Environmental Claim or a Release of Materials of Environmental Concern, which would have a Material Adverse Effect.

8.10 The Borrower undertakes that the family of the Personal Guarantor will maintain majority shareholding.

8.11 The Borrower undertakes that the cross default with regard to the Borrower’s other obligations and/or those of the Corporate Guarantors will be for over U.S. Dollars one million ($ 1.000.000).

8.12 The Borrower undertakes to maintain Maximum leverage (long term debt inclusive of Curr. Portion divided by total market adjusted assets) at 75% and minimum “market adjusted” Net Worth of U.S. Dollars fifteen million ($ 15.000.000).

9. CONDITIONS

9.01 The obligation of the Bank to make the Commitment available shall be subject to the condition that the Bank, or its duly authorised representative, shall have received before the day on which the Loan is intended to be advanced, the documents and evidence specified in Part 1 of Schedule 2 in form and substance satisfactory to the Bank.

9.02 The obligation of the Bank to advance the Loan shall be subject to the condition that the Bank, or its duly authorised representative, shall have received on or prior to the Drawdown Date the documents and evidence specified in Part 2 of Schedule 2 in form and substance satisfactory to the Bank.

9.03 The obligation of the Bank to advance the Loan is subject to the further conditions that at the time of the giving of the Drawdown Notice for, and at the time of the advance of the Loan:

(a) the representations and warranties set out in Clause 7 are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b) no event or circumstance which constitutes or which with the giving of notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing or would result from the advancing of the Loan; and

(c) the Bank shall be satisfied that there is no a material adverse change in the financial condition and operation of the Borrower and/or the Guarantors or a material adverse change of circumstances.

10. EVENTS OF DEFAULT

10.01 There shall be an Event of Default if:

(a) any of the Obligors fails to pay any sum payable by them under this Agreement and/or any of the Security Documents when due; or

(b) any of the Obligors commits any breach of or omits to observe any of its obligations or undertakings under this Agreement and/or any of the Security Documents (other than failure to pay any sum when due) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within (14) days of the Bank notifying the Obligors of such default and of such required action; or

(c) any representation or warranty made or deemed to be made or repeated by or in respect of the Obligors or any other party (other than the Bank) in or pursuant to this Agreement and/or any of the Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement and/or any of the Security Documents is or proves to have been incorrect in any material respect; or

(d) any Indebtedness of the Obligors is not paid when due or by reason of breach or default under the terms of any instrument evidencing or guaranteeing the same on the part of the Obligors becomes due (or capable of being declared due) prior to the date when it would otherwise have become due or any guarantee or indemnity given by the Obligors in respect of Indebtedness is not honoured when due and called upon; or

(e) any consent, authorisation, licence or approval of or registration with or declaration to governmental or public bodies or authorities or courts required by the Obligors or any other party (other than the Bank) to authorise, or required by the Obligors or any other party (other than the Bank) in connection with the execution, delivery, validity or enforceability of this Agreement and/or any of the Security Documents or the performance by the Obligors or any such party of its obligations hereunder or thereunder is modified in a manner unacceptable to the Bank or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(f) an encumbrancer takes possession or a receiver or similar officer is appointed of the whole or any part of the assets, rights or revenues of any of the Obligors or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the assets, rights or revenues of any of the Obligors and is not discharged within thirty days; or

(g) any of the Obligors suspends payment of its debts or is unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to the Obligors under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

(h) any of the Obligors is adjudicated or found bankrupt or insolvent or any order is made by any competent court or resolution passed by any Corporate Obligor for the winding-up or dissolution of such Corporate Obligor or for the appointment of a liquidator, trustee or conservator of the whole or any part of its assets, rights or revenues; or

(i) any event occurs or proceeding is taken with respect to the Obligors in any jurisdiction to which they are subject which has an effect equivalent or similar to any of the events mentioned in Clause 10.01 (f), (g) or (h); or

(j) any of the Obligors suspends or ceases or threatens to suspend or ceases to carry on its business; or

(k) all or a material part of the assets, rights or revenues of any of the Obligors are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(1) there shall occur, in the reasonable opinion of the Bank, a material adverse change in the financial condition of the Obligors by reference to the financial statements referred to in Clause 7.01 (f); or

(m) any other event occurs or circumstances arise which, in the reasonable opinion of the Bank, is likely materially and adversely to affect the ability of the Obligors or any other party (other than the Bank) to perform all or any of their obligations under or otherwise to comply with the terms of this Agreement and/or of the Security Documents.

10.02 The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default (so long as the same is continuing) by notice to the Obligors declare that:

(a) the obligation of the Bank to make the Commitment or any part of the Commitment available shall be terminated, whereupon the Commitment shall be terminated forthwith; and/or

(b) the Loan and all interest and commitment commission accrued and all other sums payable under this Agreement have become due and payable, whereupon the same shall immediately or in accordance with such notice, become due and payable.

11. INDEMNITIES AND EXPENSES

11.01 The Obligors shall indemnify the Bank, without prejudice to any of the Bank's other rights hereunder, against any loss or expense which the Bank shall certify as sustained or incurred by it as a consequence of (i) any default in payment by the Obligors of any sum under this Agreement when due, (ii) any Event of Default, (iii) any prepayment of the Loan or part thereof being made under Clauses 4.02, 4.03, 12.01, 12.02 or 12.03 otherwise than on an Interest Payment Date or (iv) the Loan not being made for any reason (including failure to fulfill any of the conditions precedent set out in Schedule 2 but excluding any default by the Bank) after a Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expenses sustained or incurred in maintaining or funding the Commitment or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

11.02 No payment to the Bank under this Agreement pursuant to any judgment or order of any court or otherwise shall operate to discharge the obligations of the Obligors in respect of which it was made unless and until payment in full shall have been received in the currency in which the relevant sum is payable hereunder ("the Relevant Currency") and to the extent that the amount of any such payment shall on actual conversion into the Relevant Currency fall short of the amount of the relevant obligation expressed in the Relevant Currency the Bank shall have a further separate cause of action against the Obligors for the recovery of such sum as shall after conversion into the Relevant Currency be equal to the amount of the shortfall.

11.03 The Obligors shall pay all stamp, documentary, registration or other like duties (including any duties payable by the Bank) imposed on or in connection with this Agreement and/or any of the Security Documents or the Loan and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Obligors to pay such duties.

11.04 The obligation of the Obligors to pay any amount pursuant to this Clause 11 shall constitute a separate and independent obligation of the Obligors from their other obligations hereunder and shall not be affected by any indulgence granted by the Bank or by judgment being obtained for any other sums due under this Agreement and/or any of the Security Documents, and no proof or evidence of any actual loss shall be required by the Obligors.

12. FORCE MAJEURE, UNLAWFULNESS, INCREASED COSTS,
ALTERNATIVE INTEREST RATES

12.01 The Bank shall not be liable for any failure to perform the whole or any part of this Agreement and/or any of the Security Documents resulting directly or indirectly from the action or inaction of any governmental or local authority or any strike, lock-out, boycott or blockade effected by or upon the Bank or its employees, or from any act of God or war, whether declared or not.

12.02 If any law, regulation or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon the Bank in the jurisdiction in which it is formed or has its principal office or in which any action is required to be performed for the purposes of this Agreement, renders it unlawful for the Bank to advance, maintain or fund the Loan, the Bank shall promptly inform the Obligors. If it shall so be unlawful for the Bank to maintain or fund the Loan the Bank shall give notice to the Obligors requiring the Obligors to prepay the Loan either (i) forthwith or (ii) on a future specified date and the Obligors will prepay the Loan in accordance with and subject to such notice and the provisions of Clause 12.04 and 12.05. Without prejudice to the obligation of the Obligors to make such prepayment, the Obligors and the Bank shall negotiate for a period not exceeding 30 days with a view to the Bank making available its Commitment and/or maintaining the Loan in whole or part in a manner which is not unlawful.

12.03 If any law, regulation or any directive, request or requirement (whether or not having the force of law) of any central bank, government, fiscal or other authority, or any judgment, order or direction of any court, tribunal or authority binding upon the Bank in the jurisdiction in which it is formed or has its principal office or in which any action is required to be performed for the purposes of this Agreement taking effect after the date of this Agreement or if compliance by the Bank with any direction, request or requirement (whether or not having the force of law) of any competent governmental or other authority shall:

(a) subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under this Agreement (other than Taxes or Taxation on the overall net income of the Bank imposed in the jurisdiction in which its principal office or lending office hereunder is located); or

(b) impose, modify or deem applicable any reserve requirements (including any type of liquidity, stock or capital adequacy controls or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder) or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, the Bank; or

(c) impose on the Bank any other condition with respect to this Agreement or its obligations hereunder, and, as a result of any of the foregoing, the cost to the Bank of making or keeping the Commitment available for advance or maintaining or funding the Loan is increased or the amount payable or the effective return to the Bank under this Agreement is reduced or the Bank makes a payment or forgoes a return on or calculated by reference to any amount payable to it under this Agreement, then and in each such case:

(i) on demand, the Obligors shall pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount, which certificate, save for manifest error, shall be conclusive and binding on the Obligors) to be required to compensate the Bank for such increased cost, reduction, payment or forgone return; and

(ii) the Obligors may, at any time after receipt of such demand and certificate notify the Bank that they will prepay all (but not part only) of the Loan whereupon the Obligors shall prepay the Loan to the Bank in accordance with and subject to the provisions of Clause 12.05

Any demand under Clause 12.03 (i) may be made at any time before or within 12 months after the end of any Interest Period to which such demand relates whether or not the Loan has been repaid.

12.04 (a) If and whenever, at any time prior to the commencement of any Interest Period the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive) that:

(1) adequate and fair means do not exist for ascertaining the rate of interest during such Interest Period pursuant to Clause 3.01; or

(2) deposits in Dollars are not available to the Bank in the London Interbank Eurocurrency market in sufficient amounts in the ordinary course of business for such Interest Period; or

(3) by reason of circumstances affecting the London Interbank Eurocurrency market generally it is impracticable for the Bank to fund or continue to fund the Loan during such Interest Period;

the Bank shall forthwith give notice of such determination to the Obligors.

(b) During the period of 14 days after any notice has been given by the Bank under Clause 12.04 (a), the Bank shall certify (having consulted with the Obligors) an alternative basis (the "Substitute Basis") for the continuance of the Loan. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank or equivalent to the Margin. The Substitute Basis shall be binding upon the Obligors and shall be retroactive to and take effect in accordance with its terms from the date specified in the notice given by the Bank. During the period when a Substitute Basis is in force the Obligors and the Bank shall consult not less frequently than once every 30 days with a view to reverting to the normal provisions of this Agreement as soon as practicable.

(c) If the Obligors determine within 14 days of receipt of such certificate that they do not wish to continue to borrow the Loan they shall forthwith notify the Bank whereupon the Obligors shall forthwith prepay the Loan in accordance with and subject to the provisions of Clauses 12.04 and 12.05 together with accrued interest to the date of prepayment, calculated from the date specified in the notice given by the Bank at a rate per annum equal to the rate certified by the Bank to be an interest rate equivalent to the cost to the Bank of funding the Loan during the period commencing on the date specified in the notice given by the Bank and ending on the date of prepayment plus the Margin.

12.05 When the Loan is to be prepaid by the Obligors pursuant to this Clause 12, the Obligors shall, at the time of such prepayment, pay to the Bank accrued interest thereon to the date of actual payment, any additional amount payable under Clause 12.03 and all other sums payable by the Obligors to the Bank pursuant to this Agreement, including, without limitation, any amounts payable under Clause 11.

13. SET-OFF SECURITY

13.01 Each Corporate Obligor shall procure that all monies payable to it in respect of the Earnings (as that expression is defined in the Earnings Assignment in respect of the relevant Vessel) of its relevant Vessel shall be paid to the Earnings Account with the Bank.

13.02 (a) Upon the Bank’s request and for so long as any moneys are owing under this Agreement, the Corporate Obligors hereby jointly and severally undertake to pay to the Bank for credit to the Retention Account, at monthly intervals (each such day being hereinafter called "Monthly Retention Date") such sum (each sum being hereinafter called "Monthly Retention Amount") as shall be the aggregate of:

i. one third (1/3rd) of the amount of the Repayment Instalment next falling due for payment pursuant to Clause 4.01;

ii. the Applicable Fraction (as hereinafter defined) of the amount of interest falling due for payment in respect of each part of the Loan at the end of each of the Interest Periods current at the time of the relevant Monthly Retention Date and, for the purpose of this Clause, the expression "Applicable Fraction" in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Monthly Retention Dates falling within the relevant Interest Period.

(b) Unless and until there shall occur an Event of Default (whereupon the provisions of Clause 13.02(c) shall be applicable) all Monthly Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon shall be set-off and applied by the Bank (and each of the Corporate Obligors hereby irrevocably authorise the Bank so to set-off and apply the same and release the Bank to the extent of such set-off and application) upon each Interest Payment Date in or towards payment of the Repayment Instalment then falling due and/or (as the case may be) the amount of interest then due. Each such set-off application by the Bank shall constitute a payment in or towards satisfaction of the Corporate Obligors' corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Corporate Obligors to make any such payment to the extent that the aforesaid set-off application by the Bank is insufficient to meet the same.

(c) Upon the occurrence of an Event of Default or at any time thereafter, the Bank shall be entitled to set-off and apply all sums standing to the credit of the Retention Account and accrued interest (if any) without notice to any of the Corporate Obligors in the manner specified in Clause 12.03 (and each of the Corporate Obligors hereby irrevocably authorises the Bank so to set-off and apply the same and releases the Bank to the extent of such set-off and application).

(d) Any amount for the time being standing to the credit of the Retention Account shall bear interest (which shall be credited to the Retention Account) at the rate normally offered by the Bank for similar accounts (unless otherwise agreed between the Bank and the Corporate Obligors).

(e) Each of the Corporate Obligors hereby undertakes to pledge to the Bank the Retention Account and agrees not to assign, transfer or suffer any Encumbrance to arise over the whole or any part of the Retention Account.

(f) Each of the Corporate Obligors agrees and confirms that none of the Corporate Obligors shall be entitled to draw from the Retention Account. (And the Bank shall have no obligation to pay to any Corporate Obligor any sums from time to time standing to the credit of the Retention Account or any interest thereon).

13.03 All monies received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this Clause 13.01 shall be applied by the Bank in the following manner:

(a) first in or towards payment of all sums other than principal or interest which may be owing to the Bank under this Agreement and the Security Documents or any of them.

(b) secondly in or towards any arrears of interest owing in respect of the Loan or any part thereof.

(c) thirdly in or towards repayment of the Loan.

(d) fourthly the surplus (if any) shall be paid to the Obligors or to whomsoever else may be entitled to receive such surplus.

13.04 The Obligors hereby authorise the Bank without prejudice to any of the Bank's rights at law, in equity or otherwise, at any time in the Event of Default and without notice to the Obligors:

(a) to apply any credit balance standing upon any account of the Obligors with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank under this Agreement and/or any of the Security Documents;

(b) in the name of the Obligors and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(c) to combine and/or consolidate all or any accounts in the name of the Obligors with the Bank.

13.05 The Obligors hereby covenant and undertake that the Security Documents shall both at the date of execution and delivery thereof and so long as any monies are owing under this Agreement or thereunder be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, perfect and do any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

14. ASSIGNMENT AND LENDING OFFICES

14.01 This Agreement shall be binding upon, and enure for the benefit of, the Bank and the Obligors and their respective successors.

14.02 The Obligors may not assign or transfer any of their rights or obligations under this Agreement.

14.03 The Bank may assign or transfer all or any part of its rights, benefits or obligations under this Agreement to any one or more banks or other financial institutions (each of which is called an "Assignee" for the purposes of this Clause 14).

Provided that any assignment or transfer of all or part of the Bank's rights or benefits under this Agreement shall not cause the Obligors to be required to pay any additional amounts under the provisions of Clause 6.03 as at the date of such assignment or transfer except where any such payment had already, or would already have, become due to the Bank under such provisions as at such date.

Any assignment or transfer of all or part of the Bank's rights or benefits under this Agreement may only be effected with the prior written consent of the Obligors such consent not to be unreasonably withheld unless the assignee or the transferee shall be a subsidiary or the holding company of the Bank or a subsidiary of such holding company in which case no such consent shall be required but written notice of such assignment or transfer shall be given to the Obligors.

14.04 If the Bank assigns or transfers its rights, benefits or obligations as provided in Clause 14.03 all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its assignee(s) and/or its transferee(s)to the extent of their respective interests and, in the case of an assignment or transfer of all or part of the Bank's obligations, the Obligors shall thereafter look only to the assignee or transferee in respect of that proportion of the Bank's obligations hereunder as corresponds to the obligations assumed by such assignee or transferee.

14.05 The Bank shall lend initially through its office at Piraeus and subsequently through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement. If the office through which the Bank is lending is changed pursuant to this Clause 14.05, the Bank shall notify the Obligors promptly of such change.

14.06 The Bank may disclose to a potential assignee, transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Obligors as the Bank shall consider appropriate, such information to be treated as confidential.

15.  GUARANTEE

15. 01 Guarantee

In consideration of the Bank making or continuing the Loan to the Borrower and for other sufficient consideration (receipt whereof each Guarantor hereby acknowledges), each Guarantor hereby irrevocably and unconditionally:

(a) guarantees to the Bank, as principal obligor and not merely as surety, and waiving all rights and objections granted by the Law to each Guarantor, due and prompt performance by the Borrower of all its obligations under this Agreement and the Security Documents and the payment of all sums payable now or in the future to the Bank by the Borrower thereunder or in connection therewith when and as the same shall become due, and

(b) undertakes with the Bank that if and whenever the Borrower shall be in default in the payment of any sum whatsoever under the Security Documents or in connection therewith, such Guarantor will on demand pay such sum as if such Guarantor instead of the Borrower were expressed to be the primary obligor, together with interest thereon at the rate per annum from time to time payable by the Borrower on such sum from the date when such sum becomes payable by such Guarantor hereunder until payment of such sum in full.

15.02 Continuing guarantee

This guarantee is a continuing guarantee and shall extend to the ultimate balance of all sums payable by the Borrower under the Security Documents.

15.03 Reinstatement

Where any discharge (whether in respect of the obligations of the Borrower or any security therefor or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, liquidation or otherwise without limitation, the liability of the Guarantors under this guarantee shall continue as if there had been no such discharge or arrangement. The Bank shall be entitled to concede or compromise any claim that any such payment, security or other disposition is liable to avoidance or repayment.

15.04 Waiver of defences

The obligations of each Guarantor hereunder shall not be affected by any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate such Guarantor from its obligations hereunder in whole or in part, including without limitation and whether or not known to such Guarantor or the Bank:

(a) any time or waiver granted to or composition with the Borrower, another Guarantor or any other person.

(b) the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Borrower another Guarantor or any other person.

(c) any legal limitation, disability incapacity or other circumstances relating to the Borrower, another Guarantor or any other person.

(d) any variation or any Security Document or any other document or security so that references to these conditions in this guarantee shall include each such variation.

(e) any unenforceability, invalidity or frustration of any obligation of the Borrower or any other person under the Security Documents or any other document or security, to the intent that the Guarantors' obligations hereunder shall remain in full force and this guarantee be construed accordingly as if there were no such unenforceability, invalidity or frustration.

15.05 Immediate recourse

Each Guarantor waives any right it may have of first requiring the Bank to proceed against or enforce any other rights or security of or claim payment from Borrower or any other person before claiming from a Guarantor hereunder.

15.06 Non-competition

Until all amounts which may be or become payable by the Borrower under this Agreement and the Security Documents or in connection therewith have been irrevocably paid in full, the Guarantors shall not, in any event of default:

(a) be subrogated to any rights, security or moneys held, received or receivable by the Bank or be entitled to any right of contribution in respect of any payment made or moneys received on account of the Guarantors' liability hereunder.

(b) be entitled and shall not claim to rank as creditor against the estate or in the bankrupcy or liquidation of the Borrower in competition with the Bank.

(c) receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower or exercise any right of set-off as against the Borrower.

The Guarantors shall forthwith pay to the Bank an amount equal to any such set-off in fact exercised by it and shall hold in trust for and forthwith pay or transfer, as the case may be, to the Bank any such payment or distribution or benefit of security in fact received by it.

15.07 Confirmation

Each Guarantor confirms that the giving of this guarantee by such Guarantor is to the commercial benefit of such Guarantor in that such Guarantor has close financial cooperation and mutual assistance with the Borrower.

15.08 Additional security

This guarantee shall be in addition to and shall not in any way be prejudiced by any other security now or hereafter held by the Bank as security for the obligations of the Borrower.

15.09 Certificate

A certificate of the Bank as to any amount owing from the Borrower under the Security Documents shall be conclusive evidence (save of manifest error) of such amount as against the Guarantors.

16. NOTICES AND OTHER MATTERS

16.01 Every notice, request, demand or other communication under this Agreement shall be in writing delivered personally or by registered letter, fax or telex (confirmed in the case of a telex by registered letter sent within twenty four hours of its despatch). Every notice, request, demand or communication shall, subject as otherwise provided in this Agreement, be deemed to have been received, in the case of a fax or telex at the time of despatch thereof (provided that if the date of despatch is not a Business Day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such Business Day) and in the case of a letter when delivered personally or 3 days after it has been put in to the post.

16.02 Every notice, request, demand or other communication shall be sent:

(1)	to the Obligors at:
c/o Eurobulk Ltd
Aethrion Center
40, Ag. Konstantinou Ave.
151 24 Maroussi, Greece
Fax: (+30) 211 180 4097
Tel.:

(2)	to the Bank at:
93 Akti Miaouli
185 38 Piraeus, Greece
Attention: the Manager
Telephone: (+30) 210 6960 000
Fax: (+30) 210 4290 506

or such other address or telex number as is notified by one party to the other party hereunder.

16.03 Process Agent.
Mr. Patrick Hawkins of Messrs. Hill Taylor Dickinson, of 2, Defteras Merarchias, 185 35 Piraeus, Greece, is hereby appointed by the Obligors as agent to accept service (hereinafter "Process Agent") upon whom any judicial process may be served and any notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be notified to the Bank), which will be conclusively proved by a deed of a process server to the effect that the Process Agent was not found to that address, any process notice, request, demand or other communication to be sent to any Security Party may be validly effected upon the District Attorney of the First Instance Court of Piraeus.

16.04 No failure or delay on the part of the Bank to exercise any power, right or remedy under this Agreement and/or any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided herein and in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.05 All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version.

16.06 Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

16.07 Money Laundering
Any borrowing by the Borrower and the performance of its obligations hereunder and under the other Security Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

17. LAW AND JURISDICTION

17.01 This Agreement shall be governed by and construed in accordance with the laws of England.

17.02 For the exclusive benefit of the Bank, each of the Obligors hereby irrevocably submits to the non-exclusive jurisdiction of the High Court of Justice in London, England. Further, the Obligors agree that any summons, writ or other legal process issued against them in England shall be served upon Messrs. HILL TAYLOR DICKINSON, currently located at Irongate House, Duke’s Place, London EC3A 7LP, United Kingdom (tel.: 0044207-2839033, fax: 0044207- 2831144) or their successors, who are hereby authorised to accept such service which shall be deemed to be good service on the Obligors.

17.03 The Obligors further irrevocably agree that the Courts of Piraeus, Greece, shall have jurisdiction over any proceedings arising hereunder and each Obligor hereby irrevocably submits to the jurisdiction of such courts for such purpose.

17.04 Nothing herein shall limit the right of the Bank to take proceedings against the Obligors in any other court of competent jurisdiction, whether concurrently or not.

17.05 To the extent that each Obligor or any of its property may in any jurisdiction enjoy or be entitled to exemption or immunity from any legal process (including without limitation any relief or execution) each Obligor hereby irrevocably agrees not to claim or invoke and hereby irrevocably waives such exemption or immunity to the full extent permitted by the law of such jurisdiction.

18. JOINT AND SEVERAL LIABILITY

Each of the Obligors' obligations under this Agreement are joint and several. No Obligors' obligations shall in any way be avoided, discharged or released or otherwise adversely affected if for any reason whatsoever (i) any other Obligor does not become a party to this Agreement or any Security Document or is at any time not effectively bound by the terms of this Agreement or any Security Document or (ii) this Agreement or any Security Document or the liabilities of any other Obligor are at any time in any way or to any extent avoided invalidated discharged released or otherwise adversely affected. For the purpose of this Agreement and the Security Documents the Agreement by one Obligor with the Bank to any matter or thing shall be deemed to be Agreement of all the Obligors who shall be bound accordingly.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

Signed by

for and on behalf of
XINGANG SHIPPING LTD
in the presence of:

Signed by

for and on behalf of
DIANA TRADING LTD
in the presence of:

Signed by

for and on behalf of
EUROSEAS LTD
in the presence of:

Signed by

for and on behalf of
HSBC BANK PLC
in the presence of:

SCHEDULE 1

Form of Drawdown Notice
(referred to in Clause 2.02)

To HSBC BANK PLC

U.S. $ 20.000.000 Floating Rate Loan
Loan Agreement dated November 14, 2006

We refer to the above Loan Agreement and hereby:

(1) give you notice that we wish you to advance of U.S. $ 20.000.000 to us on and select a first Interest Period in respect thereof of months, the first Interest Period to expire on   .

The above amount to be credited to the Account:

(2) confirm that:

(i) no event or circumstance has occurred and is continuing which constitutes or which with the giving of notice or lapse of time or both would constitute an Event of Default under the Loan Agreement.

(ii) the representations and warranties contained in Clause 7 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

(iii) the borrowing to be effected by such advance will be within our corporate powers, has been validly authorized by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

(iv) there has been no material adverse change in our financial position.

SIGNED by
for and on behalf of

___________________________
XINGANG SHIPPING LTD

SCHEDULE 2

Documents and evidence required
as conditions precedent

Part 1

(a) copy of all documents which contain or establish or relate to the constitution of the Corporate Obligors including transfer of shares and election of Board of Directors.

(b) Resolutions duly passed at meeting(s) of the Board of Directors and Shareholders of the Corporate Obligors duly convened and held approving the Loan Agreement and the Security Documents and authorising their signature, delivery and performance.

(c) an opinion of the Law Office of Roger Constantinides special legal advisers in Greece to the Bank and an opinion of the Obligors' Lawyer.

(d) there has been no material adverse change in the financial conditions and/or operations of the Borrower and/or the Corporate Guarantors.

Part 2

(a) evidence that each Vessel:

(i) is registered in the name of the relevant Borrower or the Corporate Guarantor free of encumbrances other than Permitted Encumbrances

(ii) is classed highest with its respective Classification Society, such Classification Society to be acceptable to the Bank

(iii) is insured in accordance with the provisions of the Mortgage and the Assignment and all requirements of the Mortgage and the Assignment in respect of such Insurances have been complied with.

(b) the following security Documents duly executed:

(i) Personal Guarantee duly executed by the Personal Guarantor

(ii) First Preferred Liberian Mortgage on the Vessel "YM XINGANG I"

(iii) Deed of Assignment of Insurances, Earnings and any Requisition Compensation of the Vessel "YM XINGANG I"

(iv) Third Preferred Marshall Islands Mortgage on the Vessel "IRINI"

(v) Deed of Assignment of Insurances, Earnings and any Requisition Compensation of the Vessel "IRINI"

(vi) Specific Assignment of the Vessel’s "YM XINGANG I" time charter to "Yangming (UK) Ltd" of London, a 100% subsidiary company of "Yangming Marine Transport Corp., Keelung"

(c) evidence that each Mortgage has been registered against each Vessel.